UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BRISTOL-MYERS SQUIBB COMPANY
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

STARBOARD VALUE AND OPPORTUNITY S LLC

STARBOARD VALUE AND OPPORTUNITY C LP

STARBOARD VALUE R LP

STARBOARD VALUE L LP

STARBOARD VALUE R GP LLC

STARBOARD LEADERS VICTOR LLC

STARBOARD LEADERS FUND LP

STARBOARD VALUE A LP

STARBOARD VALUE A GP LLC

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

PETER A. FELD

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, "Starboard"), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes against the issuance of shares of Common Stock, $0.10 par value per share, of Bristol-Myers Squibb Company, a Delaware corporation (the “Company”), pursuant to the proposed merger with Celgene Corporation (the “Merger”) at the special meeting of stockholders of the Company.

On March 22, 2019, Jeffrey C. Smith, Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value LP, had an interview with CNBC during which he was asked about the Company and the Merger. The text of the transcript as it relates to Mr. Smith’s discussion of the Company and the Merger follows:

Sara Eisen: Maybe one of those stocks you’re in, maybe Jeff’s got you into Bristol-Myers. Jeff, which we should talk about now. Last time you were on with David, you weren’t able to. You’ve been pretty public now. Ahead of the April 12th –

Carl Quintanilla: Jeff’s like, “Really? Really?”

Shaquille O’Neal: I knew it was coming!

Sara Eisen: Did you think we weren’t going to go there? What makes you think that investors and shareholders here will side with you ahead of this vote against the deal?

Jeff Smith: Yeah, look – we’ve put out our investor deck, which I’m sure you’ve read. We’ve met with ISS –

Sara Eisen: 200 pages!

Jeff Smith: Right, 200 pages. We’ve met with ISS. We’ve met with Glass Lewis. There’s a couple key points here. First, Bristol-Myers is a great company standalone. It’s a growing business. It doesn’t need to do anything, and there is some fear out there that if Bristol-Myers doesn’t buy Celgene, then what’s next? What’s next is you have a great company with a lot of options to be able to expand its business. It’s a growing business standalone. It’s an extremely profitable business standalone. It has no debt standalone. It’s going to produce $37 billion of cash over the next several years. There’s a lot of flexibility. They don’t need to do any deal, and they certainly don’t need to do this deal. As it relates to the Celgene deal, we just think it’s too risky. They’re paying a very large price which includes, when you break down the numbers, about $30 billion for the pipeline. And in order to make that work, based on our presentation, that means that Celgene needs to be successful with coming out with about 10 new blockbuster drugs in the next 8 years. That is just really difficult for us to imagine actually happening. Drugs are very difficult to predict. We had - what was it, just yesterday - we had one that didn’t make it.

Sara Eisen and Carl Quintanilla: Biogen.

Jeff Smith: Right. But people are excited about drugs coming out. People believe they’re going to work. People are optimistic. We all are as individuals about drugs coming out and hope they work for the benefit of all of us as people. But sometimes they don’t. And buying into Celgene because you believe that 10 blockbuster – blockbusters, not just 10 drugs – but 10 blockbusters - are going to come out in the next 8 years is a lot of risk. You start missing one or two even, you could be destroying billions of dollars in value. And Celgene over the last 15 years came out with three blockbuster drugs.

Sara Eisen: Have you ever been short Celgene?

Jeff Smith: We’re not short Celgene. We are not short.

Sara Eisen: Have you ever been?

Jeff Smith: We don’t talk about our trading. I can’t talk about what I’ve been doing for years and years and years. We’re not short Celgene. We’re not advocating on that side. We are Bristol-Myers shareholders and we are looking out for what’s in the best interest of Bristol-Myers.

Sara Eisen: And just one more on the whole Bristol-Myers can stand on its own, which is a big part of your thesis here. I mean you bought into the stock right after the deal or around the deal.

Jeff Smith: We did.

Sara Eisen: So some are wondering whether you really believe and have the confidence that it has the pipeline to exist on its own.

Jeff Smith: We do. We did a lot of work. So yes we bought in. But we bought in because of two things. One – lots and lots of institutional shareholders were calling us because they were so upset about the deal. They hated the deal, they didn’t want the deal, they were asking for help. They were asking for us as an activist to get involved. And two – we went in and then did a lot of research. Because, we didn’t need to get involved. We got involved because we truly believe that the deal did not make sense. Look, if the deal made sense we could’ve just stayed away. We didn’t need to do this. But after we dug in it became pretty obvious to us that this deal may be being done for the wrong reasons and that it could destroy a lot of value without enough upside. So the reward is just not worth the risk in our opinion as it relates to this transaction. So Bristol-Myers shareholders if they’re worried about their investment in Bristol-Myers and they want to make sure they’re de-risking their investment, they should stay with Bristol-Myers. They don’t need to do this transaction.

Sara Eisen: We’ll see how the proxy advisors weigh in. I guess that’s the next biggie ahead of this April 12th vote. Thanks for commenting on it.

Jeff Smith: Thanks for having us on.